Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
ContextLogic
For our management’s discussion and analysis of financial condition and results of operations thereon for our historical financial statements, please refer to ContextLogic’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025 as amended by Amendment No. 1 thereto on April 17, 2025, respectively, in ContextLogic’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, filed with the SEC on May 9, 2025, June 30, 2025, filed with the SEC on August 7, 2025, and September 30, 2025 filed with the SEC on October 28, 2025, each of which is incorporated by reference herein. See “Where You Can Find More Information” and “Information Incorporated By Reference.”
US Salt
You should read the following discussion and analysis of US Salt’s financial condition and results of operations together with audited consolidated financial statements of US Salt as of and for the years ended December 31, 2024 and 2023 and unaudited condensed consolidated financial statements of US Salt as of and for the nine months ended September 30, 2025 and 2024 (collectively, “US Salt Financial Statements”) and the related notes and other financial information included elsewhere in this prospectus. The discussion and analysis should also be read together with the information presented in the sections entitled “Selected Historical Financial Information of US Salt” and “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to US Salt’s plans and strategy for US Salt’s business and related financing, including forward-looking statements that involve risks, uncertainties and assumptions. US Salt’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.
Overview
US Salt is a leading producer, packager, and distributor of evaporated and specialty salt products originally founded in 1893. US Salt produces evaporated salt by injecting water into underground salt deposits to create saturated brine (~8× the salinity of seawater), then pumping the brine into MEE systems where steam-driven heat under reduced pressure crystallizes high-purity salt into consistent granule sizes. Evaporated salt, as distinct from rock salt and solar salt, operates in a niche of the salt market that requires demanding purity levels (often over 99.6% sodium chloride) for use in such applications as food and pharmaceutical products. As a result, evaporated salt generally commands higher prices than rock salt and solar salt.
US Salt’s vertically integrated Watkins Glen, New York facility is one of only 16 evaporated salt facilities in the United States. US Salt believes that the majority of currently operational facilities date back to the 19th century. Industry-wide domestic production of evaporated salt exhibited a 0.1% annualized growth rate between 1998 and 2023, according to USGS data.
US Salt’s products primarily include private-label and branded round-can table salts, pharmaceutical-grade salts used in saline and dialysis solutions, food-processing salts used in manufacturing and preservation, and pool and water-softening salts for household and commercial use. US Salt’s fully integrated operating model provides end-to-end control over quality, reliability, and cost, resulting in consistent cash generation and long-term customer retention in a stable, non-cyclical industry.
The US salt market represents approximately $3 billion in annual sales and has remained structurally stable for more than a decade, with evaporated salt accounting for roughly one-third of total demand. Domestic capacity has been largely unchanged for twenty years, and no new large-scale evaporation facilities have been constructed since 1999. This constrained supply base, combined with essential end-market demand in food, pharmaceuticals, and utilities, has supported favorable pricing and high barriers to entry.
As a specialized producer of high purity evaporated salt products, one of the largest private label round can salt producers, and US Salt believes that it is one of only two domestic suppliers with scaled capability to produce U.S.

Pharmacopeia (USP)-compliant salt for pharmaceutical applications. US Salt believes it is well positioned to deliver its low-cost but high-value products to its customers. US Salt is strategically focused on highest value segments of the salt market. US Salt’s key competitive strengths support its ability to consistently offer a range of solutions to its customers in a supply-constrained market with high barriers to entry. US Salt also serves a diversified customer base within these end markets where it maintains long-standing customer relationships. US Salt believes that its salt caverns, unique round-can packaging line, regulatory certifications and expensive construction process for new entrants, coupled with its 130-year continuous operating history, has provided it with leading market positions and created significant barriers to entry for potential competitors.
As a result of US Salt’s vertically integrated operation, US Salt solution mines, manufactures, processes, packages, markets, distributes and sells salt, allowing it to go directly to the market with the following products:
•	Private label and branded round can salt: 26-ounce canisters marketed under customer (private label) and US Salt-owned brands, sold through wholesale and retail channels.
•	Pharmaceutical salt: High-purity, USP-compliant salt used to manufacture medical saline and dialysis solutions, sold through wholesale and commercial channels.
•	Food-grade salt: Bagged and bulk salt used as an ingredient by food manufacturers, sold through wholesale and commercial channels.
•	Pool salt: Bagged salt used to generate chlorine in saltwater swimming pools, sold through wholesale, commercial, and retail channels.
•	Water softening salt: Bagged salt pellets used in residential water treatment systems, sold through wholesale, commercial, and retail channels.
•
Kosher / sea salt / other specialty: Specialty salts, including kosher, sea, and pink varieties, sold through wholesale and retail channels. US Salt supplies its products according to customer specifications and regulatory requirements, and it supplements in-house production with limited third-party sourcing to broaden assortment where appropriate.

US Salt serves a diverse mix of end markets where salt is an essential input with limited substitution risk such as retail grocery, food processing, pharmaceuticals, water softening, and other industrial applications. US Salt sells to a diversified customer base where it maintains long-standing customer relationships, including national and regional retailers, food manufacturers, distributors, and healthcare companies. US Salt believes that the demanding, extensive and costly qualification process for new entrants, coupled with its history of consistently delivering exceptional solutions for its customers, has provided it with leading market positions and created significant barriers to entry for potential competitors.
Diversification across channels and end markets provides resilience through economic cycles. Over the five- and ten-year periods ended December 31, 2024, US Salt’s revenues grew at compound annual growth rates of approximately 7% and 8%, respectively, primarily driven by favorable product mix, new business wins, and disciplined pricing. For more information about how US Salt uses these non-GAAP financial measures in its business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” US Salt focuses on building intrinsic value by growing its EBITDA and by improving its asset quality in a way that optimizes its cash flows. US Salt can employ its Free Cash Flow and other sources of liquidity to re-invest in its business, pay down debt and potentially make acquisitions. US Salt’s capital expenditures were $5.1 million and $3.7 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively (excluding one-time investments of $8.3 million and $2.4 million, respectively), highlighting the low capital requirements of our business model. See “Liquidity and Capital Resources—Capital Expenditures.”
Key Performance Drivers
US Salt’s operating results are influenced by several key factors, including pricing dynamics, plant reliability and operational efficiency, product-mix shifts, labor costs, energy generation and consumption, and inflationary trends. Management continuously monitors these variables to sustain profitability and cash flow while maintaining reliable supply to US Salt’s customers.

Product and Channel Mix
Profitability varies by product category. Pharmaceutical and food-grade salts generally carry higher average selling prices and margins, while bulk industrial and water-softening salts tend to be lower-margin. Period-to-period variations in mix—driven by customer demand, limited seasonality, and production scheduling—can influence reported gross margins. US Salt’s strategy to increase exposure to higher-value and specialty grades is expected to further improve blended profitability over time.
Pricing and Market Dynamics
The majority of US Salt’s sales are not subject to fixed-price or long-term contracts. Prices are established through frequent negotiations with retail, food, and industrial customers and generally reflect prevailing market conditions. Over the past three years, wholesale prices have increased meaningfully as US Salt captured value through disciplined pricing and closed historical gaps between private-label and branded products. Continued attention to pricing strategy, particularly in consumer and food channels, remains a key driver of revenue growth and gross-margin performance.
Plant Reliability and Operational Efficiency
Because US Salt operates a single integrated production facility, operational reliability and throughput materially affect unit costs and margins. Over the past several years, US Salt has executed a multi-year reliability and efficiency program focused on automation, predictive maintenance, and process-control optimization. These initiatives have increased packaging-line utilization, reduced downtime, and improved energy efficiency, contributing to strong margin expansion and consistent output.
Labor Costs and Workforce Productivity
Labor is a significant component of US Salt’s cost structure, primarily associated with production, packaging, and maintenance. Wage inflation, overtime, and incentive programs can impact results in the near term. Management’s focus on retention, cross-training, and process automation has improved workforce productivity and mitigated the effects of a tight regional labor market.
Energy Generation and Natural-Gas Costs
Energy is one of US Salt’s largest variable inputs, driven by natural gas used both for salt evaporation and to fuel its on-site gas-fired generators that supply the majority of the facility’s electricity. This largely off-grid system provides cost stability and insulation from regional power-market volatility. Fluctuations in natural-gas prices can impact margins if not offset by pricing actions; however, efficiency investments and selective hedging reduce exposure to sudden cost increases.
Inflation and Input Costs
General inflation and cost pressures on packaging materials, transportation, and maintenance services can affect US Salt’s results of operations. While pricing actions and cost-control measures have mitigated much of this impact, sustained inflation may influence customer purchasing behavior and margin performance. US Salt continues to emphasize supply-chain optimization, vendor consolidation, and productivity initiatives to offset inflationary trends.
Known Trends and Uncertainties
US Salt’s management monitors several trends and uncertainties that could materially affect our future results of operations, liquidity, and cash flows.
Natural Gas and Energy Inputs.
US Salt’s operations are energy intensive, and natural gas is its largest variable input cost. US Salt currently benefits from a fixed-price supply contract with DTE that runs through March 2026. Upon expiration, US Salt expects to negotiate a renewal or pursue other supply alternatives. While future market pricing cannot be predicted with certainty, natural-gas cost variability may affect its production costs beginning in 2026 if market rates materially differ from the terms of the existing contract. US Salt’s management intends to consider hedging strategies and operational efficiency initiatives to mitigate potential price volatility.

Labor Costs and Workforce Availability.
Wage inflation and a tight regional labor market have contributed to higher labor and benefit costs in recent periods. US Salt expects continued upward pressure on wages, which may increase US Salt’s cost of revenue and Selling, general and administrative (“SG&A”) expenses. Productivity initiatives, cross-training, and automation are expected to partially offset inflationary impacts; however, labor availability and cost trends remain an uncertainty.
Product Mix and Customer Demand.
A meaningful portion of US Salt’s margins is influenced by the mix of pharmaceutical, food-grade, consumer, and industrial salt volumes. US Salt’s strategy to increase exposure to higher-value categories is expected to support margin stability; however, the timing of large customer orders, competitive dynamics in private label programs, and broader economic conditions may contribute to period-to-period variability.
Maintenance and Production Reliability.
US Salt operates a single, vertically integrated facility. While its multi-year reliability program has improved uptime and operating efficiency, unplanned outages, major equipment failures, or extended maintenance projects could temporarily affect production volumes or increase costs. US Salt plans maintenance activities carefully to minimize operational disruptions, but variability in maintenance requirements is an ongoing uncertainty.
Inflationary Pressures and Supply Chain Costs.
Increases in the cost of packaging materials, freight, spare parts, and external maintenance services have affected cost trends in recent years. Although US Salt has generally been able to offset inflation through price increases and cost efficiency initiatives, sustained or accelerated inflation could impact US Salt’s margins and working capital needs.
Seasonality
Pool salt and ice melt are the only products that exhibit consistent seasonal demand patterns—pool salt shipments typically increase in late spring and summer, while ice melt demand occurs in winter months. These products represent a limited portion of its overall sales, and seasonality has not had a material impact on US Salt’s consolidated results.
Results of Operations
The following table summarizes US Salt’s results of operations and certain operating data for the periods indicated (in thousands, unless otherwise indicated):
Comparison of the Years Ended September 30, 2025 and 2024

	Nine Months Ended September 30		$ Change	% Change
Condensed Consolidated Statements of Operations	2025	2024
Revenue	$98,291	$90,648	$7,643	8.4%
Cost of revenue	61,056	59,027	2,029	3.4%
Gross profit	37,235	31,621	5,614	17.8%
Selling, general and administrative expenses	10,469	9,833	635	6.5%
Loss due to casualty	—	770	(770)	(100.0%)
Loss on disposal of plant, property and equipment	39	116	(77)	(66.4%)
Operating income	26,727	20,902	5,826	27.9%
Other income (expenses), net	(16,111)	(18,773)	2,661	(14.2%)
Net income	$10,616	$2,129	$8,487	398.6%

Other Financial and Operating Data:

Gross profit%[1]	37.9%	34.9%	3.0%	8.6%
EBITDA[2]	38,088	30,819	7,269	23.6%

EBITDA Margin %[1]	38.8%	34.0%	4.8%	14.0%
Adjusted EBITDA[2]	42,202	36,168	6,034	16.7%
Adjusted EBITDA Margin %[1]	42.9%	39.9%	3.0%	7.6%

[1]	Calculated as a percentage of revenue
[2]
EBITDA and adjusted EBITDA are non-GAAP financial measures. For definitions of EBITDA and adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Non-GAAP Financial Measures.”

Nine Months Ended September 30, 2025 and 2024
Revenue: Revenue for the nine months ended September 30, 2025 was $98.3 million, an increase of $7.6 million, or 8.4%, from $90.6 million for the nine months ended September 30, 2024. The increase was primarily driven by higher average sales prices and increased sales volumes. The average sales price for the nine months ended September 30, 2025 was $295.7 per ton, an increase of $6.4 per ton, or 2.2%, from $289.3 per ton for the nine months ended September 30, 2024, resulting in approximately $2.1 million of additional revenue. US Salt sold 332,396 tons during the nine months ended September 30, 2025, an increase of 19,097 tons, or 6.1%, compared to 313,299 tons sold during the nine months ended September 30,2024, generating approximately $5.5 million of additional revenue.
Revenues consist of proceeds from the sale of salt and related products to customers across the consumer, food, pharmaceutical, and industrial markets. Revenue is recognized when control of the product transfers to the customer, which generally occurs at the point in time the product is shipped under US Salt’s standard terms and conditions. Unless otherwise specified in a separate customer agreement, sales are made FOB origin, meaning that control and risk of loss transfer to the customer when the product leaves US Salt’s facility.
Sales are recorded net of discounts, allowances, rebates, and returns. US Salt primarily ships products from its Watkins Glen, New York facility via truck or rail. In some instances, US Salt utilizes third-party logistics warehouses to stage inventory closer to key customers or regional markets. US Salt also employs third-party co-packers on a limited basis to support specific packaging formats.
Revenue is influenced by sales volume, pricing, and product mix. Pricing and mix vary across US Salt’s end markets—consumer and pharmaceutical products typically carry higher selling prices per ton than bulk industrial and water-softening salts. The timing of large customer shipments, seasonal demand patterns, and energy-related surcharges can also affect recognized revenue in a given period.
Cost of Revenue and Gross Profit: Cost of revenue for the nine months ended September 30, 2025 was $61.1 million, an increase of $2.1 million, or 3.4%, from $59.0 million for the nine months ended September 30, 2024. The increase was primarily attributable to higher production volumes and a $1.3 million increase in depreciation expenses associated with capital additions completed during the period. Average cost per ton increased to $186.2 for the nine months ended September 30, 2025 from $186.1 in for the nine months ended September 30, 2024, a slight increase of 0.1% despite mild inflationary pressure, reflecting continued improvements in operational efficiency. Labor and benefit expenses increased modestly due to wage inflation and benefit adjustments, partially offset by reduced overtime. Energy and maintenance expenses declined slightly as a result of process optimization initiatives, improved equipment reliability, and reduced repair requirements compared to the prior-year period.
Gross profit increased $5.6 million, or 17.8%, for the nine months ended September 30, 2025 compared to the same period in nine months ended September 30, 2024. Gross profit margin improved to 37.9% from 34.9%, primarily reflecting higher volumes, favorable pricing, and efficiency gains that kept per-unit production costs stable.
Cost of revenue includes all direct and indirect costs associated with producing, packaging, and delivering salt products to customers. These costs primarily consist of:
—	Raw material extraction and brine processing costs, including labor, equipment operation, and maintenance;
—	Energy costs, including natural gas used for evaporation and for powering US Salt’s on-site gas-fired generators that supply most of the facility’s electricity;
—	Packaging, materials, and consumables such as bags, boxes, and pallets;
—	Freight, warehousing, and handling costs, including charges for third-party logistics and co-packing services; and
—	Depreciation and amortization of production equipment and plant facilities.

Maintenance materials are expensed as consumed or capitalized into fixed assets if it meets the criteria of a capital expenditure. Maintenance expenditures and indirect plant overhead are included in cost of revenue as incurred. Cost of revenue also reflects adjustments for inventory valuation and production variances. Periodic fluctuations in natural-gas prices, maintenance activity, and production throughput can affect cost of revenue and gross profit margin.
Selling, General and Administrative Expense: SG&A expenses for the nine months ended September 30, 2025 was $10.5 million, an increase of $0.6 million, or 6.5%, from $9.8 million for the nine months ended September 30, 2024. The increase was primarily attributable to higher salaries and benefits resulting from wage inflation and increased headcount (approximately $0.5 million), as well as higher incentive compensation driven by improved operating performance (approximately $0.2 million).
SG&A expenses includes costs incurred to support sales, marketing, and administrative functions. These expenses consist primarily of employee compensation and benefits, professional and consulting fees, information technology costs, insurance, travel, and office expenses. SG&A also includes advertising and promotional activities, customer service, and certain distribution and logistics management functions not directly tied to manufacturing.
US Salt recognizes these costs in the period in which they are incurred. SG&A may vary from period to period based on timing of marketing initiatives, professional services, and performance-based incentive compensation.
Loss due to Casualty and Loss on Disposal of plant, property and equipment: Loss due to casualty for the nine months ended September 30, 2024 includes loss incurred due to fire. Loss on disposal of plant, property and equipment includes minor disposal of plant, property and equipment from time to time.
Operating Income: Operating income for the nine months ended September 30, 2025 was $26.7 million, an increase of $5.8 million, or 27.9%, from $20.9 million for the nine months ended September 30, 2024. The increase in net income was primarily attributable to the 17.8% increase in gross profit.
Other Income (Expenses), Net: Other expenses, net for the nine months ended September 30, 2025 was $16.1 million, a decrease of $2.7 million, or 14.2%, compared to $18.8 million for the nine months ended September 30, 2024. The decrease was primarily due to a $2.5 million of reduction in interest expense on term loans, driven by lower interest rates of 9.70% at September 30, 2025 compared with 10.73% at September 30, 2024.
Other income (expenses) includes interest expense related primarily to borrowings under the Ares Credit Agreement (defined below), which provides both term debt and a revolving credit facility, and other expenses, which includes unrealized currency. Additionally, the interest income also is included in the other income (expenses) representing returns on excess cash balances and short-term investments.
Net Income: Net income for the nine months ended September 30, 2025 was $10.6 million, an increase of $8.5 million, or 398.6%, from $2.1 million for the nine months ended September 30, 2024. The increase in net income was primarily attributable to the $5.6 million, or 17.8%, improvement in gross profit during the period.
Comparison of the Years Ended December 31, 2024 and 2023
The following table summarizes our results of operations for the periods indicated (in thousands):

	Year Ended December 31
Consolidated Statements of Operations	2024	2023	$ Change	% Change
Revenue	$123,088	$111,058	$12,030	10.8%
Cost of revenue	79,912	73,496	6,416	8.7%
Gross profit	43,176	37,562	5,614	14.9%
Selling, general and administrative expenses	13,349	12,275	1,074	8.7%
Loss due to casualty	—	1,160	(1,160)	(100.0)%
Loss on disposal of plant, property and equipment	256	383	(127)	(33.2)%
Operating Income	29,571	23,744	5,827	24.5%
Other income (expenses), net	(24,544)	(25,776)	1,232	(4.8)%
Net income (loss)	$5,027	$(2,032)	$7,059	(347.4)%

Other Financial and Operating Data:

Gross profit%[1]	35.1%	33.8%	1.3%	3.8%
EBITDA[2]	42,985	34,917	8,068	23.1%
EBITDA Margin %[1]	34.9%	31.4%	3.5%	11.1%
Adjusted EBITDA[2]	48,886	43,581	5,305	12.2%
Adjusted EBITDA Margin %[1]	39.7%	39.2%	0.5%	1.3%

[1]	Calculated as a percentage of revenue
[2]
EBITDA and adjusted EBITDA are non-GAAP financial measures. For definitions of EBITDA and adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Non-GAAP Financial Measures.”

Revenue: Revenue for the year ended December 31, 2024 were $123.1 million, an increase of $12.0 million, or 10.8%, from $111.1 million for the year ended December 31, 2023. The increase was primarily attributable to higher average sales prices, increased sales volumes, and a favorable product mix. The average sales price for 2024 was $289.3 per ton, an increase of $16.4 per ton, or 6.0%, from $272.9 per ton in 2023, generating approximately $7.0 million of additional revenue. US Salt sold 425,507 tons during 2024, an increase of 18,489 tons, or 4.5%, compared to 407,018 tons in 2023, resulting in approximately $5.0 million of additional revenue.
Cost of Revenue and Gross Profit: Cost of revenue for the year ended December 31, 2024 was $79.9 million, an increase of $6.4 million, or 8.7%, from $73.5 million for the year ended December 31, 2023. The increase was primarily attributable to higher production and sales volumes. US Salt produced 429,706 tons of product in 2024, an increase of 23,129 tons from the 406,577 tons produced in 2023, resulting in $4.2 million of the total cost increase. Depreciation expense increased by approximately $2.2 million due to capital additions completed during the period.
Gross profit for the year ended December 31, 2024 was $43.2 million, an increase of $5.6 million, or 14.9%, compared to $37.6 million for the year ended December 31, 2023. Gross profit margin improved to 35.1% in 2024 from 33.8% in 2023, driven by improved pricing, higher volumes, and sustained manufacturing. These improvements reflect continued operational reliability, enhanced process control, and workforce productivity gains.
Selling, General and Administrative Expenses: SG&A expenses for the year ended December 31, 2024 was $13.3 million, an increase of $1.1 million, or 8.8%, from $12.3 million for the year ended December 31, 2023. The increase was primarily attributable to higher salaries and benefits resulting from wage inflation and increased headcount (approximately $0.5 million), as well as performance-based incentive compensation (approximately $0.3 million). Commission expense increased by approximately $0.2 million, and bad debt expense increased by approximately $0.2 million due to a customer bankruptcy.
Loss due to Casualty and Loss on Disposal of plant, property and equipment: Loss due to casualty for the year ended December 31, 2023 includes loss incurred due to flood. Loss on disposal of plant, property and equipment includes minor disposal of plant, property and equipment from time to time.
Other Income (Expenses), Net: Other expenses, net for the year ended December 31, 2024 was $24.5 million, a decrease of $1.2 million, or 4.8%, compared to $25.8 million for the year ended December 31, 2023. The decrease was primarily driven by a $1.3 million reduction in interest expenses on term loans, resulting from lower interest rates of 10.00% at December 31, 2024 compared with 11.04% at December 31, 2023.
Net Income (Loss): Net income for the year ended December 31, 2024 was $5.0 million, compared to a net loss of $2.0 million for the year ended December 31, 2023. The year-over-year improvement of $7.1 million was primarily attributable to the $5.6 million increase in gross profit during the period.
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by our management. US Salt defines EBITDA as net income (loss) before (i) interest expense, (ii) depreciation, amortization and depletion, and (iii) taxes. US Salt also discusses adjusted EBITDA, a non-GAAP financial performance measure. US Salt defines adjusted EBITDA as EBITDA before (i) management fees and board fees, (ii) unit-based compensation expense, (iii) non-recurring employee compensation,

(iv) non-recurring professional fees, (v) non-recurring bad debt expense due to bankruptcy of a customer, (vi) non-recurring maintenance expense, (vii) non-recurring loss due to casualty or natural disasters, (viii) non-recurring loss due to installation of blackstart backup generator, (ix) ARO accretion, (x) non-recurring loss due to disposal of plant, property and equipment, (xi) foreign currency (gain) loss, and (xii) other non-recurring adjustments. The most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA is net income (loss). We believe EBITDA and adjusted EBITDA offer useful views of the overall operation of US Salt’s business because they allow comparison of its results of operations from period to period without regard to its financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation, amortization, and depletion, or unusual items. Users should consider the limitations of EBITDA and adjusted EBITDA, including the fact these measures do not provide a complete measure of US Salt’s operating performance. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computations of adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies. US Salt presents EBITDA and adjusted EBITDA because it believes they provide useful information to investors regarding the factors and trends affecting its business.
The following table presents a reconciliation of US Salt’s EBITDA and adjusted EBITDA to the GAAP financial measure of net income (loss) for each of the periods indicated (in thousands):

	Nine Months Ended September 30		Year Ended December 31
	2025	2024	2024	2023
Net income (loss)	$10,616	$2,129	$5,027	$(2,032)
Interest expense	16,157	18,700	24,413	25,671
Depreciation, amortization and depletion	11,315	9,990	13,545	11,278
Taxes[1]	—	—	—	—
EBITDA	$38,088	$30,819	$42,985	$34,917
Management fees and board fees[2]	1,763	1,684	2,259	2,392
Unit-based compensation	351	411	549	279
Non-recurring employee compensation[3]	361	650	749	1,768
Professional fees	432	529	530	49
Bad debt expense due to bankruptcy of one customer[4]	—	—	295	—
Maintenance expense[5]	102	1,110	1,100	1,086
Non-recurring loss due to casualty or natural disasters[6]	—	770	—	2,552
Non-recurring loss due to installation of blackstart backup generator[6]	1,210	—	—	—
Loss on disposal of plant, property and equipment[7]	39	116	256	383
Foreign currency (gain) loss[8]	(46)	73	132	106
Other non-recurring adjustments[9]	(98)	6	31	49
Adjusted EBITDA	$42,202	$36,168	$48,886	$43,581
EBITDA Margin %[10]	38.8%	34.0%	34.9%	31.4%
Adjusted EBITDA Margin %[10]	42.9%	39.9%	39.7%	39.2%

[1]	US Salt is included in the tax filing of the shareholders of US Salt, which was taxed individually. As such, taxes do not include the effect of income tax expense.
[2]
US Salt incurred management fees payable to its private equity sponsor for advisory, oversight, and strategic management services under a management services agreement. US Salt also paid such advisory fees to the Board of Directors. These fees are included in selling, general, and administrative expenses. Following the completion of the transaction with ContextLogic, the management services agreement will be terminated, and no further management fees will be incurred. US Salt does not anticipate incurring any advisory fees payable to these Board of Directors following the completion of the transaction.

[3]	The non-recurring employee compensation includes executive transition expenses, one-time bonus, and other related non-recurring severance.
[4]	The bad debt expense incurred was due to bankruptcy of one customer and is viewed by US Salt as a non-recurring item considering the regular profile of US Salt’s customer base.
[5]	The non-recurring maintenance expense includes maintenance cost incurred for well logging and generator overhauls.
[6]
Loss due to casualty, natural disasters, and installation of blackstart backup generator include actual loss of inventory, repair expenses, and estimated loss of revenue, which includes estimated loss of production of inventories plus the total of estimated loss of gross margin on those.

inventories. Estimated total of loss of production of inventories was calculated based on the estimated quantities (Tons) by product type for the period impacted by the flood or installation of blackstart backup generator times standard costs per Ton by product type, as if the flood or the installation did not occur. Estimated total loss of gross margin on those inventories was calculated based on the estimated quantities (Tons) by product type for the period impacted by flood or installation of blackstart backup generator times the average gross margin per Ton by product type, as if the flood or the installation did not occur.
[7]	Majority of the loss on disposal of plant, property and equipment was due to casualty or natural disaster, which is non-recurring in nature.
[8]	The foreign currency exchange (gain) loss is non-operating in nature and may vary significantly between periods.
[9]	The other non-recurring adjustments include out-of-period diesel fuel refund, prior period sales and use tax refund, drilling fluid storage costs, and wood boiler tube conveyor removal.
[10]	Calculated as a percentage of revenue.

	Nine Months Ended September 30,	Year Ended December 31,
	2025	2024	2023
Revenue	$98,291	$123,088	$111,058
Cost of Revenue	61,056	79,912	73,496
Gross Profit	37,235	43,176	37,562
Selling, general and administrative expenses	10,469	13,349	12,273
Loss due to casualty	—	—	1,160
Loss on disposal of property, plant and equipment	39,118	256	383
Operating Income	26,727	29,572	23,745
Other Expenses	—	—	—
Interest expense	(16,157)	(24,413)	(25,671)
Foreign currency loss	46	(132)	(106)
Net Income	$10,616	$5,027	$(2,032)
Net Income Margin %	10.8%	4.1%	-1.8%

Free Cash Flow
Free Cash Flows are driven primarily by increasing operating income and efficiently managing accounts receivable, inventory, accounts payable, and capital expenditures. Increases in operating income primarily result from increases in revenue and efficiently managing cost of revenues and selling, general and administrative expenses, partially offset by investing in plant, property, and equipment. US Salt makes longer-term strategic capital investment, including capital expenditures focused on expansion of production capacity and efficiency of production. US Salt provides multiple measures of Free Cash Flow because it believes these measures provide additional perspective to investors on the impact of acquiring plant, property, and equipment with cash and through finance leases and financing obligations.
Free Cash flow is cash flow from operations reduced by “Purchases of plant, property, and equipment” (“Free Cash Flow”). The following is a reconciliation of Free Cash Flow to the most comparable GAAP cash flow measure, “Net cash provided by (used in) operating activities” for each of the periods indicated (in thousands):

	Nine Months Ended September 30		Year Ended December 31
	2025	2024	2024	2023
Net cash provided by operating activities	$21,244	$10,506	$19,842	$15,534
Purchases of plant, property and equipment	(6,057)	(8,416)	(13,387)	(9,336)
Free Cash Flow	$15,187	$2,090	$6,455	$6,198
Net cash (used in) investing activities	$(6,057)	$(8,416)	$(13,387)	$(9,336)
Net cash (used in) financing activities	$(16,476)	$(7,167)	$(9,795)	$(2,369)

Free Cash Flow less Principal Repayments of Finance Leases Obligations and Repayment on Term Loan
Free Cash flow less principal repayments of finance leases and repayment on term loan is Free Cash Flow reduced by “Principal repayments of finance leases” and “Principal repayments on term loan.” Principal repayments of finance leases and term loan approximate the actual payments of cash for US Salt’s finance leases and financing obligations. The following is a reconciliation of Free Cash Flow less principal repayments of finance leases and term loan to the most comparable GAAP cash flow measure, “Net cash provided by (used in) operating activities” for each of the periods indicated (in thousands):

	Nine Months Ended September 30		Year Ended December 31
	2025	2024	2024	2023
Net cash provided by operating activities	$21,244	$10,506	$19,842	$15,534
Purchases of plant, property and equipment	(6,057)	(8,416)	(13,387)	(9,336)
Free Cash Flow	15,187	2,090	6,455	6,198
Principal repayments of term loan	(12,740)	(6,740)	(7,320)	(2,320)
Principal repayments of finance leases	(91)	(96)	(121)	(49)
Free Cash Flow less principal repayments of finance leases and repayment on term loan	$2,356	$(4,746)	$(986)	$3,829
Net cash (used in) investing activities	$(6,057)	$(8,416)	$(13,387)	$(9,336)
Net cash (used in) financing activities	$(16,476)	$(7,167)	$(9,795)	$(2,369)

	Nine Months Ended September 30,
	2025	2024
Cash Flow from Operating Activities
Net income (loss)	$10,616	$5,027
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion, and amortization	11,315	13,545
Loss due to casualty	—	817
Gain from insurance recovery	—	(817)
Amortization of debt issuance cost	538	815
Bad debt recovery	(37)	234
Unit-based compensation expense	351	549
Loss on disposals of fixed assets	39	256
Non-cash lease expense	657	700
Amortization of finance right-of-use assets	78	92
Interest on finance leases	32	49
Accretion of asset retirement obligation	61	78
Changes in operating assets and liabilities:
Accounts receivable	750	(386)
Inventory	(387)	(1,140)
Prepaid expenses	(332)	213
Other inventories	(827)	1
Accounts payable	(1,144)	1,105
Operating lease liabilities	(636)	(713)
Accrued liabilities	171	(582)
Net Cash Provided by Operating Activities	21,244	19,842
Cash Flow from Investing Activities
Purchases of plant, property, and equipment	(6,057)	(13,387)
Net cash Used in Investing Activities	(6,057)	(13,387)
Cash Flow from Financing Activities
Repayment of principal on term loan	(12,740)	(7,320)
Repayment of principal of finance leases obligations	(91)	(121)

	Nine Months Ended September 30,
	2025	2024
Member's contributions	52	7,265
Member's distributions	(3,697)	(9,619)
Net Cash Used in Financing Activities	(16,476)	(9,795)
Net Change in Cash and Cash Equivalents	(1,288)	(3,341)
Cash and Cash Equivalents, Begin of Year	(7,362)	10,703
Cash and Cash Equivalents, End of Year	6,074	7,362
Supplemental cash flow information
Cash paid for interest	$15,931	$24,159
Supplemental non-cash investing and financing information:
Noncash contribution of US Salt Parent Holdings, LLC related to unit-based compensation expense	$351	$549
Plant, Property, and equipment in accounts payable	$1,170	$(118)
Additions and changes in asset retirement obligations	$16	$(124)

Liquidity and Capital Resources
Sources of Liquidity
Liquidity is provided through cash flow from operations and availability under the revolving credit facility with Ares Capital Corporation. As of September 30, 2025, US Salt remained in full compliance with its financial covenants, with sufficient headroom under the maximum leverage and fixed-charge coverage ratios. Management believes current liquidity is adequate to fund operations, planned capital expenditures, and working capital needs.
Capital Expenditures
Capital expenditures totaled approximately $13.4 million and $6.1 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively (including one-time investments of $8.3 million and $2.4 million, respectively). These amounts include expenditures related to several large, non-recurring maintenance and growth projects, including generator rebuilds, flood-mitigation initiatives, installation of a black-start backup generator to enhance power redundancy, and the new pool salt line project. As discussed elsewhere in this prospectus, US Salt also presents capital expenditures excluding certain one-time investments in order to provide a more meaningful view of its ongoing maintenance and recurring capital requirements. Since 2021, US Salt has invested over $37 million to enhance production capacity, reliability, and efficiency, a portion of which relates to these non-recurring maintenance and growth initiatives.
Credit Facility
In July 2021, US Salt entered into a Credit Agreement with Ares Capital Corporation, as administrative agent, and the other parties thereto (the “Ares Credit Agreement”), which consists of a $232 million term loan and up to $25 million revolving line of credit.
Interest rate for the term loan, at December 31, 2024, was 10%, which was SOFR plus 5.40%. Interest for the term loan, at December 31, 2023, was 11.04%, which was SOFR plus 5.65%. Interest rate for the revolving line of credit is equal to the greater of 4.50% plus prime rate, NYFRB (New York Federal Reserve Bank) rate plus 5.00%, or SOFR (subject to .75% floor) plus 5.50%-5.65%.
The term loan requires quarterly principal payments of $0.6 million commencing on March 31, 2022 through maturity on July 19, 2028, at which time the remaining principal balance is due. The term loan is subject to mandatory excess cash flow payments commencing for the year ended December 31, 2022 as defined in the Ares Credit Agreement, not to exceed $5 million for any fiscal year. As of December 31, 2024 and 2023, US Salt did not expect to make additional term loan repayments due to Excess Cash Flow for the years ended December 31, 2024 and 2023.
The revolving line of credit expires on July 19, 2026 and is subject to commitment fee of .50% per annum. US Salt had no borrowings outstanding on the revolving line of credit at December 31, 2024 and 2023.

The term loan and revolving line of credit are secured by substantially all of the assets of US Salt and subject to certain financial covenants. US Salt was in compliance with all financial covenants at December 31, 2024.
In relation to the Ares Credit Agreement, US Salt paid debt issuance cost of $5.1 million, which is amortized over the life of the credit agreement. Amortization of debt issuance cost for the years ended December 31, 2024 and 2023 was $0.8 million and $0.9 million, respectively, and was reported in the interest expense in the consolidated statements of operations.
The Ares Credit Agreement is expected to be repaid in full in connection with the consummation of the US Salt Acquisition.
Material Cash Requirements
US Salt expects to continue to fund its operations, working capital needs, and capital investments primarily through cash generated from operations and available capacity under its revolving credit facility.
Capital Expenditures
US Salt expects annual capital expenditures of approximately $6–$8 million over the next several years, consisting primarily of maintenance, reliability projects, and select growth initiatives. Certain non-recurring projects—such as generator rebuilds, flood-mitigation investments, and installation of the black-start backup generator—resulted in elevated capital spending in 2023 and 2024. We do not expect these projects to recur at similar levels.
Debt Service Obligations
As of September 30, 2025, US Salt is obligated to make quarterly principal payments of $0.6 million on its term loan through its July 2028 maturity, with the remaining principal due at maturity. Interest payments will vary based on SOFR-linked rates applicable to its credit facility. We do not anticipate material excess-cash-flow payments under its credit agreement based on current forecasts.
Lease Commitments
We have non-cancelable operating lease commitments for warehouses, offices, equipment, railcars, and finance leases for equipment. As of September 30, 2025, remaining contractual lease payments were approximately $2.0 million, with approximately $1.0 million due within 12 months.
Environmental and Maintenance Requirements
US Salt incurs ongoing maintenance and periodic refurbishment costs associated with its production assets. These expenditures vary by year based on reliability requirements, but US Salt expects them to remain within the anticipated annual capital-expenditure range described above.
Management believes that cash flows from operations, together with availability under its revolving credit facility, will be sufficient to meet US Salt’s material cash requirements for at least the next 12 months.
Cash Flows
Operating cash flow strengthened in 2024 due to improved earnings and disciplined working capital management. Investing cash flows primarily related to plant reliability and capacity projects. Financing cash flows reflect debt service and limited distributions (in thousands).
Comparison of the Nine Months Ended September 30, 2025 and 2024
The following table summarizes cash flows for the periods indicated:

	Nine Months Ended September 30
	2025	2024
Net cash provided by operating activities	$21,244	$10,506
Net cash used in investing activities	$(6,057)	$(8,416)
Net cash used in financing activities	$(16,476)	$(7,167)

Net cash provided by operating activities was $21.2 million for the nine months ended September 30, 2025, an increase of $10.7 million as compared to $10.5 million of net cash provided by operating activities for the nine months ended September 30, 2024. The increase in net cash provided by operating activities was primarily attributable to higher net income generated in nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 by $8.5 million, plus the net cash provided in the operations consisting primarily of a decrease of $0.4 million in accounts receivable, a decrease of $0.5 million in inventories and an increase of $2.0 million in accounts payable and other current liabilities. This amount is offset by net cash used in operations of $1.0 million of increase in prepaid and other assets.
Net cash used in investing activities was $6.0 million for the nine months ended September 30, 2025, a decrease of $2.4 million as compared to $8.4 million of net cash used in investing activities for the nine months ended September 30, 2024. The decrease in net cash used in investing activities was attributable to a decrease of $2.4 million in purchases of property and equipment.
Net cash used in financing activities was $16.5 million for the nine months ended September 30, 2025, an increase of $9.3 million as compared to $7.2 million of net cash used in financing activities for the nine months ended September 30, 2024. The increase in net cash used in financing activities was primarily attributable to an increase of $6 million in principal payments on the term loan, and a net increase of $3.3 million between a decrease of $3.9 million in member’s distributions and a decrease of $7.2 million in member’s contributions.
Comparison of the Years Ended December 31, 2024 and 2023
The following table summarizes cash flows for the periods indicated:

	Year Ended December 31
	2024	2023
Net cash provided by operating activities	$19,842	$15,534
Net cash used in investing activities	$(13,387)	$(9,336)
Net cash used in financing activities	$(9,795)	$(2,369)

Net cash provided by operating activities was $19.8 million for the year ended December 31, 2024, an increase of $4.3 million as compared to $15.5 million of net cash provided by operating activities for the year ended December 31, 2023. The increase in net cash provided by operating activities was primarily attributable to higher net income generated for the year ended December 31, 2024 compared to the year ended December 31, 2023 by $7.1 million, plus the increase in net cash provided by operations consisting primarily of $1.0 million of decrease in prepaid and other assets and a decrease of $2.1 million in accounts receivable. This amount is offset by net cash used in operations, consisting primarily of $2.0 million of increase in inventories, a decrease of $2.3 million in accounts payable, and a decrease of $3.0 million in other current liabilities.
Net cash used in investing activities was $13.4 million for the year ended December 31, 2024, a decrease of $4.1 million as compared to $9.3 million of net cash used in investing activities for the year ended December 31, 2023. The decrease in net cash used in investing activities was primarily attributable to an increase of $4.1 million in additional purchases of property and equipment.
Net cash used in financing activities was $9.8 million for the year ended December 31, 2024, an increase of $7.4 million as compared to $2.4 million of net cash used in financing activities for the year ended December 31, 2023. The increase in net cash used in financing activities was primarily attributable to an increase of $5 million in principal payments on the term loan, and a net increase of $2.4 million between $9.6 million of member’s distributions and $7.3 million of contributions.
Contractual and Other Obligations
Debt obligations
Under the Ares Credit Agreement, US Salt’s debt obligations include consists of a term loan and a revolving line of credit. Refer to discussions under the “Credit Facility” above.
Leases
US Salt leases warehouses, office space, and equipment under long-term lease agreements. The leases consist of operating leases expiring in various years through 2030, as well as standard operating leases for railcars, vehicles, and office space. As of September 30, 2025 and December 31, 2024, the future minimum lease payments required under these leases totaled $2.0 million and $2.3 million, with $1.0 million and $1.0 million payable within 12 months, respectively.
Off-Balance Sheet Arrangements
US Salt does not maintain any off-balance sheet financing or unconsolidated special purpose entities.
Critical Accounting Policies and Estimates
US Salt prepared the consolidated financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the reporting date and the reported amounts of revenue and expenses during the reporting period. Actual results may vary from these estimates. Significant accounting policies are described in Note 2 to the consolidated financial statements. The policies below require significant judgment or estimate by management.
Revenue Recognition
US Salt’s revenue is primarily generated from the sale of salt products to customers including nationwide retailers, pharmaceutical companies, food service operators, and independent distributors. Those sales predominantly contain a single performance obligation and revenue is recognized at a point in time when ownership, risks and rewards transfer, which can be on the date when the product is shipped or delivered to the customer based upon applicable shipping terms. Revenue is reported as net revenue and is measured as the determinable transaction price, net of any variable consideration such as discounts, rebates, sales incentives, rights to return product and any taxes collected from customers and remitted to government authorities. US Salt uses the most likely amount method to determine the variable consideration including discounts, rebates, and sales returns and allowances, which is treated as a reduction in revenue when product revenue is recognized. US Salt reviews and update the estimates and related accruals of variable consideration at the end of each reporting period based on the terms of the agreements, historical experience, and any recent changes in the market. The actual amounts paid may be different from such estimates. These differences, which have historically not been significant, are recognized as a change in management estimate in a subsequent period.
Inventories
US Salt’s inventories include salt inventories, packaging, supplies, and maintenance materials, which are valued at the lower of cost or net realizable value using a first-in, first out method. Management monitors inventory levels and adjusts valuation for slow-moving, shrinkage, obsolescence, and markdowns. US Salt accounts for slow-moving or obsolete inventory with a reserve that is established based on management’s estimates of the net realizable value of the related products at the end of each reporting period.
Recent Accounting Pronouncements
Income Taxes
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require US Salt to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require US Salt to disaggregate its income taxes paid disclosures by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 is effective for US Salt’s annual periods beginning after December 15, 2024. US Salt will adopt ASU 2023-09 in its consolidated financial statements as of and for the year ending December 31, 2025 using a prospective transition method, if applicable.
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) and in January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03. ASU 2024-03 will require US Salt to disclose the amounts of purchases of inventory, employee compensation, depreciation and intangible asset amortization, as applicable, included in certain expense captions in the Consolidated Statements of Operations, as well as qualitatively describe remaining amounts included in those captions. ASU 2024-03 will also require US Salt to disclose both the amount and its definition of selling expenses. ASU 2024-03 is effective for US Salt’s annual periods beginning after December 15, 2026. US Salt will adopt ASU 2024-03 in its consolidated financial statements as of and for the year ending December 31, 2027 using a prospective transition method.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
Borrowings under the Ares Credit Agreement bear interest at variable rates. US Salt monitors market conditions and may consider hedging strategies in the future. Sensitivity analysis indicates that a 100-basis-point change in rates would not have a material effect on annual interest expense.
Energy and Commodity Risk
Natural gas represents the largest variable input. US Salt’s fixed-price supply contract with DTE runs through March 2026, mitigating near-term exposure. Management continues to evaluate renewal and hedging alternatives.
Foreign Currency Exchange Risk
Sales to Canada and Mexico account for less than 7% of total revenue. US Salt monitors cross-border exposures but does not engage in foreign currency hedging given immateriality.
Inflation and Labor Costs
Labor inflation remains a key focus area. US Salt anticipates manageable wage pressure in its next union negotiation cycle and continues to pursue offsetting productivity initiatives.
Internal Controls and Procedures
US Salt is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon completion of the US Salt Acquisition, US Salt, as part of the Company, will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act which requires us to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of its internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by its management in its internal control over financial reporting.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.
In fiscal year 2023, US Salt identified a material weakness in its internal control over financial reporting resulting from its lack of a formalized internal control framework in accordance with COSO, which relates to (a) an insufficient complement of personnel with an appropriate degree of internal controls knowledge, which caused management to be unable to appropriately define responsibilities to create an effective control environment; (b) the lack of a formalized risk assessment process; and (c) selection and development of control activities, including over information technology.
US Salt’s management has concluded that these material weaknesses in its internal control over financial reporting are due to the fact that it was a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee its business processes and controls.
With the help of external consultants, US Salt is currently in the process of implementing measures and taking steps to address the underlying causes of the material weakness and the control deficiencies. US Salt’s efforts include adopting the COSO framework, developing and implementing control activities, and assessing the effectiveness of internal controls over financial reporting. US Salt intends to implement additional measures, which may include review and enhancement of processes and controls; review and enhancement of IT general controls over information systems relevant to financial reporting; and realignment of existing personnel and the addition of both internal and external personnel to strengthen processes and controls including management’s review and documentation over internal control over financial reporting.

US Salt will continue implementing the above measures. However, it cannot be certain that the steps it is taking will be sufficient to remediate the control deficiencies that led to the material weakness in internal control over financial reporting or prevent future material weaknesses or control deficiencies from occurring. In addition, US Salt cannot be certain that it has identified all material weaknesses and control deficiencies in its internal control over financial reporting or that in the future it will not have additional material weaknesses or control deficiencies in its internal control over financial reporting.